October 13, 2023

The 2023 ETF Series Trust II

Three Canal Plaza, Suite 100

Portland, Maine 04101

Ladies and Gentlemen:

JB Investment 1 proposes to acquire shares of beneficial interest (the “Shares”) of the GMO U.S. Quality ETF, a separate series of The 2023 ETF Series Trust II (the “Trust”), for a total price of $50,000. We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed with the Securities and Exchange Commission by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940.

We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ Joan Binstock
Name:	Joan Binstock
Title:	Independent Director, The 2023 ETF Series Trust II

Agreed and accepted as of October 13, 2023:

The 2023 ETF Series Trust II

/s/Trent Statczar
By:	Trent Statczar
Title:	President